Exhibit 10.9

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN
PERFORMANCE SHARES -- TOTAL SHAREHOLDER RETURN
STOCK INCENTIVE AWARD AGREEMENT

Team Member:	«Name»

Personnel Number:	[ ]

Award:	Target Quantity Granted] Performance Shares

Grant Date	November 17, 2017

Initial Measurement Date:	October 1, 2017

Final Measurement Date:	October 3, 2020

Vesting Date:	November 20, 2020

Exhibit 10.9

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation (“Tyson”), to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Award Agreement.

1.
Terms and Conditions. The Award (as provided on the cover page) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Performance Shares Total Shareholder Return Stock Incentive Award Agreement (the “Award Agreement”) shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.	Definitions.

2.1.	"Cause," "Disability," “Good Reason,” and "Release" shall have the same meanings as set forth in your agreement with Tyson in effect at the time of this Award (the “Employment Agreement”).

2.2.	"Final Measurement Date" shall mean the date identified as such on the cover page.

2.3.	“Grant Date” shall mean the date as provided on the cover page.

2.4.	"Initial Measurement Date" shall mean the date as provided on the cover page.

2.5.	"Measurement Period" shall mean the three-fiscal year period from the Initial Measurement Date to the Final Measurement Date.

2.6.
"Peer Group" shall mean that group of publicly traded companies most recently determined by the Compensation and Leadership Development Committee of Tyson's Board of Directors ("Compensation Committee"), which at the Initial Measurement Date is comprised of the following companies: Archer Daniels Midland Co., Bunge Ltd., Campbell Soup Co., Coca-Cola Co., ConAgra Foods, Inc.,General Mills, Inc., The Hershey Company, Hormel Foods Corp., J.M. Smucker Co., Kellogg Co., Kraft Heinz Co., Mondelez International, Inc., PepsiCo Inc., and Pilgrim's Pride Corp. If one or more members of the Peer Group ceases to be the surviving entity in a corporate transaction, the successor entity shall replace the entity which has ceased to exist provided that the primary business of the successor entity and its affiliates is in substantially the same lines of business as Tyson. If a member of the Peer Group (a) ceases to have any class of securities registered under the Securities Exchange Act of 1934; (b) ceases to exist in circumstances where there is nosuccessor entity or where the primary business of the successor entity and its affiliates is not in substantially the same lines of business as Tyson; or (c) becomes bankrupt, that member of the Peer Group shall be deleted as a member of the Peer Group and shall not be counted for purposes of measuring satisfaction of the Total Shareholder Return Goals.

2.7.	"Performance Shares" shall mean the shares of Tyson's Class A common stock subject to this Award Agreement.

2.8.
"Share Price" shall mean the average ending closing price of Tyson's Class A common stock in the case of Tyson, or the publicly traded stock in the case of a Peer Group company, for the twenty trading days preceding the Initial Measurement Date and the Final Measurement Date.

2.9.
“Total Shareholder Return” shall mean the percentile comparison during the Measurement Period of the total shareholder return of Tyson as compared to members of the Peer Group. Total shareholder return of Tyson and of the Peer Group shall be calculated as the sum of (a) Share Price at Final Measurement Date, less (b) Share Price at the Initial Measurement Date, plus (c) cumulative dividends per share paid during the Measurement Period based on the ex-dividend date for which the resulting sum of (a), (b) and (c) is divided by the Share Price at the Initial Measurement Date.

2.10.    “Total Shareholder Return Goals” shall mean the performance measures specified in Section 4.
2.11.    “Vesting Date” shall mean the date as provided on the cover page.
2.12.    “Vesting Period” shall mean the period beginning on the Grant Date and ending on the Vesting Date.

3.	Vesting.

3.1.
Vesting and Forfeiture. Any Award which has become payable pursuant to the performance measure and benchmarks set forth below shall be considered as fully earned by you, subject to the further provisions of this Section 3. Any Award which does not become payable in accordance with the performance measure and benchmarks or the provisions of this Section 3 on account of: (i) your Termination of Employment with Tyson and/or its affiliates before the Vesting Date or (ii) the failure to satisfy the performance measure and benchmarks provided below, will be forfeited back to Tyson.

3.2.
Death, Disability or Retirement. In the event your Termination of Employment is due to death, Disability or, subject to your timely execution and non-revocation of a Release, Retirement before the Vesting Date, you will be entitled to a pro rata portion of your Award if the applicable performance measure is satisfied. The pro rata portion of your Award shall equal the percentage of the total Vesting Period, measured in days, in which you remained employed by Tyson and/or its affiliates multiplied by the percentage of the Award that you would have received had you remained employed until the Vesting Date. For purposes of this Agreement,

Exhibit 10.9

“Retirement” shall mean your voluntary Termination of Employment without Cause from Tyson and/or its affiliates on or after the date you attain age 62.

3.3.
Termination by Tyson without Cause or by you for Good Reason. In the event of your Termination of Employment by Tyson for reasons other than death, Disability, Retirement, or Cause, or by you for Good Reason, and subject to your timely execution and non-revocation of a Release, you will become entitled to a pro rata portion of your Award if the applicable performance measure is satisfied. The pro rata portion of your Award shall equal the percentage of the total Vesting Period, measured in days, in which you remained employed by Tyson and/or its affiliates multiplied by the percentage of the Award that you would have received had you remained employed until the Vesting Date.

3.4
Change in Control. Following a Change in Control, and on the earlier of: (i) the date you are involuntarily terminated without Cause (as defined in your Employment Agreement) or (ii) sixty (60) days after the Change in Control, you shall become entitled to a payment of Tyson’s Class A common stock equal to 200% of the Award. For purposes of this Award Agreement, the term “Change in Control” shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Company or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

4.
Performance Measure. The extent, if any, to which you shall have the right to payment, respectively, of the Award shall depend upon your continuous employment throughout the Vesting Period and the extent to which the applicable performance measure or benchmark has been satisfied as of the Final Measurement Date, as specified below:

The Award shall have the following benchmarks during the Measurement Period:

(i)    If Tyson’s Total Shareholder Return is equal to the thirtieth percentile (30%) of the Peer Group members, there shall be a payment of Performance Shares to you equal to 50% of the Award;
(ii)    If Tyson’s Total Shareholder Return is equal to the fiftieth percentile (50%) of the Peer Group members, there shall be a payment of Performance Shares to you equal to 100% of the Award; and
(iii)     If Tyson’s Total Shareholder Return is equal to the eightieth percentile (80%) of the Peer Group members, there shall be a payment of Performance Shares to you equal to 200% of the Award.
Performance between the foregoing benchmarks shall result in the payment of a number of Performance Shares to you determined as a matter of applying a straight-line interpolation as follows: (a) if Tyson’s Total Shareholder Return is more than the thirtieth percentile (30%) but less than or equal to the fiftieth percentile (50%) of the Peer Group members, straight-line interpolation shall be between the minimum number of the Performance Shares specified in clause (i) and the number specified in clause (ii) above; and (b) if Tyson’s Total Shareholder Return is more than the fiftieth percentile (50%) but less than or equal to eightieth percentile (80%) of the Peer Group members, straight-line interpolation shall be between the number of Performance Shares specified in clause (ii) and the number specified in clause (iii) above.

5.
Payment of Award. The Performance Shares that may become payable pursuant to this Award Agreement shall be determined based upon the highest benchmark attained in the respective category. In other words, the attainment of multiple benchmarks under this Award Agreement will not result in the payment of a cumulative number of Performance Shares for each benchmark achieved. Your Award, if any, will be earned on the Vesting Date and delivered thereafter. Payment shall be made in shares of Tyson’s Class A common stock.

6.
Withholding Taxes. By accepting the Award, you acknowledge and agree that you are responsible for all applicable income and other taxes from any Award, including federal, FICA, state and local taxes applicable in your country of residence or employment. Tyson shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority.

Exhibit 10.9

7.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

8.
Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

9.
Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

10.
Restrictions on Transfer of Award. You shall not dispose of the Award prior to the date unrestricted, vested shares in your name are delivered to you by Tyson pursuant to Section 5. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

11.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

12.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

13.
No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not confer a vested right to further Awards in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

14.
No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any Award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason in accordance with the terms of your Employment Agreement.

15.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof.

16.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

* * *

TYSON FOODS, INC.

By:    /s/ Tom Hayes

Title:    President & CEO